Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257583
Prospectus Supplement No. 7
(To Prospectus Dated April 14, 2022)

57,071,540 Shares of Common Stock
Up to 12,832,500 Shares of Common Stock Issuable Upon Exercise of the Warrants
Up to 332,500 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated April 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-257583).
This prospectus supplement is being filed to update, amend and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 28, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 57,071,540 shares of our common stock, par value $0.0001 per share (“Common Stock”) and (ii) up to 332,500 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering (an “IPO”) of FinServ Acquisition Corp. (“FinServ”).
The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 12,832,500 shares of our Common Stock which consists of (i) 332,500 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants and (ii) 12,500,000 shares of Common Stock that are issuable upon the exercise of 12,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the IPO of FinServ.
You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it.
Our Common Stock and our Public Warrants are listed on the Nasdaq Capital Market, under the symbols “KPLT” and “KPLTW,” respectively. On February 27, 2023, the closing price of our Common Stock was $0.95 and the closing price for our Public Warrants was $0.1048.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 28, 2023.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2022

KATAPULT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39116	81-4424170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5204 Tennyson Parkway, Suite 500 Plano, TX	75024
(Address of principal executive offices)	(Zip Code)

(833) 528-2785
(Registrant’s telephone number, including area code:)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	KPLT	The Nasdaq Stock Market LLC
Redeemable Warrants	KPLTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On November 17, 2022, Katapult Holdings, Inc. (the “Company”) issued a press release and filed a Current Report on Form 8-K (the “Original 8-K”) announcing the appointment of Nancy Walsh as Chief Financial Officer, beginning on December 12, 2022. This Amendment No. 1 to the Original 8-K is being filed to describe the employment agreement between Ms. Walsh and the Company, dated February 27, 2023.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2023, in connection with Ms. Walsh’s appointment as the Company’s Chief Financial Officer, the Company entered into an employment agreement with Ms. Walsh, (the “Employment Agreement”). The Employment Agreement supersedes the offer letter with Ms. Walsh described in the Original 8-K (“Offer Letter”). Consistent with the terms of the Offer Letter, Ms. Walsh’s employment with the Company will be on an at-will basis, and she will be eligible for (i) an annual base salary of $550,000, (ii) a target annual incentive opportunity under the Company’s incentive compensation plan in an amount no less than 75% of her annual base salary, which may be up to 150% of her annual base salary, and (iii) participation in the Company’s 2021 Equity Incentive Plan.

The Employment Agreement includes severance provisions that are consistent with the employment agreements with the Company’s other executive officers. Specifically, in the event that Ms. Walsh’s employment is terminated by the Company without cause or if she quits for good reason, other than in connection with a change in control, subject to her execution of a separation agreement and general release of all claims, she will receive (i) base salary for a period of 12 months from the termination date (such period, the “Severance Period”), (ii) a prorated annual bonus for the calendar year in which her termination occurs, (iii) subsidized COBRA benefits for the Severance Period, (iv) full vesting of any time-based equity awards she may then hold that would have vested during the Severance Period, but for her termination of employment, and (v) an extended exercise period for any option awards to eighteen (18) months following the termination date (or, if earlier, the expiration date of such options or a change in control). Furthermore, if such termination occurs within three months prior to or 12 months following a change in control, (i) her severance will also include 12 months of target bonus and will be paid in a lump sum, and (ii) she will receive full vesting of all long-term incentive awards.

The preceding description of the Employment Agreement is only a summary and is qualified in its entirety by the terms of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Employment Agreement between Katapult Holdings, Inc., and Nancy Walsh dated February 27, 2023
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 28, 2023	/s/ Orlando Zayas
		Name:	Orlando Zayas
		Title:	Chief Executive Officer

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”), dated as of February 27, 2023, (the “Effective Date”) is made by and between Katapult Holdings, Inc., a Delaware corporation (“Parent”), Katapult Group, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation (the “Company”), and Nancy Walsh (“Executive”).

RECITALS

WHEREAS, the Parent and Executive previously wish to memorialize in writing the terms of Executive’s continued employment with the Company following the Effective Date; and
WHEREAS, the parties agree that this Agreement supersedes any other prior employment agreement and understandings between the parties.

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the parties hereto set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    At-Will Employment. As of the Effective Date, the Company offers employment, and Executive accepts employment and agrees to perform services for the Company, upon the terms set forth in this Agreement. Executive shall be employed by the Company on an “at will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice.

2.    Title and Duties.

2.1    Title. Executive shall serve as the Company’s Chief Financial Officer during the term of this Agreement and agrees to perform duties consistent therewith. Subject to the authority and supervision of the Chief Executive Officer of the Company (“CEO”) or such other person as shall be designated by the CEO or the Board of Directors of the Company (“Board”), Executive shall have such management and control of the business, affairs and property of the Company as are consistent with Executive’s position, with all such powers with respect to such management and control as may be reasonably incident to such responsibilities. Executive may also serve as an officer or director of Parent and one or more direct or indirect subsidiaries of Parent; provided, however, that Executive shall not be entitled to any additional compensation for serving in such additional capacities. Upon termination of Executive’s employment with the Company, regardless of the reason, or upon the Company’s request, Executive shall be deemed to have resigned from all positions with Parent, the Company and their direct or indirect subsidiaries, including any directorships or similar positions. Executive will execute any documents reasonably requested by the Company or its subsidiaries to effectuate the purposes of the foregoing sentence.

2.2    Performance of Duties. This is a full-time, exempt position. Executive agrees to serve the Company faithfully and to the best of Executive’s abilities. During Executive’s employment with the Company, Executive shall not engage in any outside activities that interferes with Executive’s ability to perform Executive’s duties hereunder or violate or conflict with any terms of the PRA (as defined below). Notwithstanding the foregoing, Executive may (i) engage in charitable and civic activities, (ii) serve on the board of directors of not-for-profit organizations, and (iii) subject to approval of the CEO or the Board, serve on the board of directors of for-profit organizations, but, in each case, only to the extent such service or engagement does not interfere with Executive’s duties to the Company other than in an immaterial manner and does not breach the PRA.
2.3    Compliance with Company Policies. Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, Executive shall comply in all material respects with all written policies from time to time established by the Company, to the extent they are not in conflict with this Agreement.
3.    Compensation and Benefits.

3.1    Base Salary. The Company shall pay Executive a base salary of $550,000 (five hundred and fifty thousand dollars) on an annualized basis. Executive’s annualized base salary shall be reviewed annually by the Company and may be increased (but not decreased) based upon the evaluation of Executive’s performance and the compensation policies of the Company in effect at the time of each such review. The annualized base salary in effect at any given time is referred to herein as “Base Salary.” Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. All amounts payable to Executive pursuant to this Section 3.1 shall be subject to customary and proper payroll deductions.

3.2    Cash Bonuses. Executive shall be eligible to earn a discretionary annual cash bonus (an “Annual Bonus”) pursuant to a bonus program established by the Board in consultation with Executive.
(a)    For calendar year 2023 and later calendar years, Executive’s target annual cash bonus will be no less than seventy-five percent (75%) of Base Salary (“Target Bonus”). The actual amount of any Annual Bonus may be up to one hundred and fifty percent (150%) of the Base Salary and will be determined by the Board pursuant to the terms and conditions of the bonus program.

(b)    Except as expressly provided in Section 5 of this Agreement, in order to receive any Annual Bonus, Executive must be employed through the end of the calendar year which relates to the Annual Bonus. Any Annual Bonus, if earned, will be paid to Executive within two and one-half (2.5) months following the end of the calendar year during which the bonus is earned. All amounts payable to Executive hereunder will be subject to all required withholding by the Company.

3.3    Long-Term Incentive Compensation. Executive shall be eligible to participate in the Parent’s 2021 Equity Incentive Plan, as may be amended from time to time (the “Plan”) and in any other long-term and/or equity-based incentive compensation plan or program approved by the Board from time to time. Any awards shall be subject to and governed in all respects by the terms of the plan they were granted under and the award agreement between Executive and the Company entered into with respect to each award.

3.4    Other Benefits. Executive shall have the right to participate in all benefit plans which may be in effect for the Company’s senior executive employees from time to time, on the same terms as such other senior executive employees, including, without limitation, group health and dental insurance, group life insurance, disability insurance, and any retirement, 401(K), profit-sharing or pension plans, in accordance with the terms and conditions thereof.

3.5    Vacation, Holidays and Sick Time. Executive shall be entitled to paid time off per year in accordance with the Company’s normal policies in effect from time to time.

3.6    Expenses. During the term of this Agreement, the Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the presentment by Executive of appropriate expense reports and receipts in accordance with the Company’s normal policies for expense verification.

3.7    Directors and Officers Liability Insurance; Indemnification Agreement. During the term of this Agreement, the Company will maintain directors’ and officers’ liability insurance on terms acceptable to the Board. In addition, no later than the Effective Date, Executive and Parent shall enter into an Indemnification Agreement, substantially in the form attached hereto as Exhibit A.

4.    Proprietary Rights Agreement. The Executive has previously entered into a Confidentiality and Assignment Agreement, attached hereto as Exhibit B (the “PRA”). The provisions of the PRA shall be deemed incorporated herein by reference as if set forth in full herein. The obligations of Executive under the PRA shall survive the termination of Executive’s employment with the Company for any reason whatsoever. In the event of any conflict or inconsistency between this Agreement and the PRA, the terms of the PRA shall prevail.
5.    Termination. The parties acknowledge that Executive’s employment relationship with the Company is at-will. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

5.1    Termination with Cause.    The Company may terminate Executive’s employment for “Cause,” as defined below, at any time upon written notice to Executive.
(a)    If Executive’s employment is terminated for Cause, (i) the Company will pay only accrued Base Salary, (ii) the Company will pay any earned but unpaid bonus pursuant to Section 3.2, (iii) Executive will be provided with any benefits to which Executive is entitles under Company retirement and welfare benefits plans in accordance with Section 3.4, subject to terms and conditions of such plans, and (iv) Executive will have the opportunity to continue health coverage under the Company’s group health plan to the extent required by and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) (the foregoing payments and benefits are collectively referred to herein as the “Accrued Obligations”) No severance or any other payments of any kind, other than the Accrued Obligations, shall be payable to Executive upon termination of employment with Cause, except as required by law.

(b)    For purposes of this Agreement, “Cause” means: (i) Executive’s indictment or conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (ii) Executive’s engaging in any act of fraud, misconduct, illegality, unlawful harassment, embezzlement, or misappropriation; (iii) Executive’s failure to perform Executive’s duties; (iv) Executive’s failure to follow the reasonable and lawful directives of the CEO, Board or a committee thereof, or Executive’s supervisor; (v) Executive’s material breach of this Agreement, the PRA, or any other written agreement between the Company (or any of its affiliates) and Executive; (vi) Executive’s violation of the Company’s written policies or code of ethics or standards of conduct policies, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; and (vii) Executive’s breach of fiduciary obligation. With respect to those circumstances of Cause set forth in the preceding clauses that are reasonably susceptible to cure, Cause shall only exist in cases in which the Company has provided Executive with written notice of the alleged circumstances of Cause and Executive has failed to cure such condition to the reasonable satisfaction of the Company within thirty (30) days after such written notice.

5.2    Termination without Cause.    The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive.
(a)    If Executive’s employment is terminated by the Company without Cause, the Company will pay severance on the terms and conditions set forth in Section 5.2(b). As a mandatory condition precedent to Executive’s right to receive and retain this severance pay, Executive must first sign a separation agreement and general release of all claims against Parent, the Company and their respective affiliates, in substantially the form attached hereto as Exhibit C with any such changes as the Company deems, upon the advice of counsel, reasonably necessary or appropriate to comply with applicable law or to reflect then-current corporate structure (the “Release”), return such Release to the Company no later than forty-five (45) days following the termination of Executive’s employment (or such shorter period of time specified in the Release), and not revoke the Release, to the extent the Release is revocable, within seven (7) days following the execution date allowed by the Release for revocation.
(b)    If the Company terminates Executive’s employment without Cause, in addition to the Accrued Obligations, in all cases subject to Executive’s execution and non- revocation of the Release in the time frame provided, the Company will (i) continue to pay to Executive, as severance, the Base Salary for a period of twelve (12) months from the date of termination of employment (such period shall be referred to as the “Severance Period”), in equal installments payable in accordance with the Company’s regular payroll schedule and subject to all applicable withholdings and deductions, commencing on the next regular pay date following the sixtieth (60th) day after termination of employment; provided, however, the first payment shall include the cumulative amount of payments that would have otherwise been paid to Executive between the termination date and the sixtieth (60th) day after termination date had such payments commenced on the next regular pay date following the termination date; (ii) a pro-rated Annual Bonus for the calendar year in which termination occurs (with such pro-ration based upon the number of days in the calendar year which have elapsed as of the date of termination) determined in accordance with Section 3 of this Agreement and paid when such Annual Bonus is paid generally, (iii) pay the cost of Executive’s COBRA premiums to continue group health insurance coverage for the Severance Period if Executive or Executive’s dependents participate in the Company’s group health benefits plan and timely elect to continue participating in the group health plan under COBRA; (iv) accelerate the vesting of the unvested portion of any and all long-term incentive awards held by Executive that are subject to time-based vesting only and would have vested during the Severance Period but for Executive’s separation from employment with the Company; and (v) extend the exercise period for the vested portion of any and all stock options held by Executive as of the termination date to the earliest to occur of the following: (A) the eighteenth (18th) month anniversary of the date of Executive’s termination, (B) immediately prior to the Company’s consummation of a Change in Control (as defined in the Plan), or (C) the expiration date of each such option. Any provision contained in the agreement(s) under which such options were granted that is inconsistent with the exercise period extension as set forth herein is hereby modified to the extent necessary to provide for such extension.

5.3    Termination by Executive with Good Reason. Executive may terminate Executive’s employment with Good Reason (defined below) upon thirty (30) days’ prior written notice to the Company. No event or condition shall constitute “Good Reason” unless Executive provides the Company with written notice of the event or condition Executive alleges to be Good Reason within thirty (30) days after such event or condition first occurs. The resignation shall not become effective unless the Company fails to cure such event or condition constituting Good Reason within thirty (30) days following the Company’s receipt of such notice.

(a)    If Executive’s employment is terminated by Executive with Good Reason, the Company will provide Executive the severance benefits on the terms and conditions set forth below. As a mandatory condition precedent to Executive’s right to receive and retain this severance pay, Executive must first sign a Release, return such Release to the Company no later than forty-five (45) days following the termination of Executive’s employment, and not revoke the Release, to the extent the Release is revocable, within the time allowed by the Release for revocation.

(b)    For purposes of this Agreement, “Good Reason” means absent Executive’s prior written consent, (i) the Company requiring Executive to be based at any office or location more than fifty (50) miles from Executive’s principal place of employment immediately prior to such relocation, (ii) a material adverse change in Executive’s job title or a material reduction in Executive’s duties or responsibilities; (iii) material reduction in Executive’s Base Salary, other than a general reduction in Base Salary affecting similarly situated senior executives of the Company, or (iv) the Company’s breach of this Agreement in any material respect; provided, however, that there shall be no resignation for “Good Reason” after such time as the Company delivers to Executive a notice of termination for one or more acts or omissions constituting Cause.

(c)    Except as set forth below, if Executive terminates Executive’s employment with Good Reason, in addition to the Accrued Obligations, in all cases subject to Executive’s execution and non-revocation of the Release in the time frame provided, the Company will provide Executive the severance benefits set forth in Section 5.2(b) at the same times specified therein; provided, that if Executive’s Good Reason is a reduction in the Base Salary per clause (iii) of Section 5.3(b), the rate of Base Salary for clause (i) of Section 5.2(b) shall be rate prior to reduction.

5.4    Termination by Executive without Good Reason. Executive may terminate Executive’s employment without Good Reason at any time upon two (2) weeks’ prior notice to the Company (which the Company may, in its sole discretion, make effective earlier; provided that the Company pays Executive’s Base Salary for the balance of the two (2)-week notice period). If Executive terminates Executive’s employment without Good Reason, except for the Accrued Obligations, the Company may immediately cease payment of any further wages, benefits, or other compensation under this Agreement. No severance or any other payments of any kind, other than the Accrued Obligations, shall be payable to Executive upon termination of employment by Executive, except as required by law.

5.5    Termination due to Executive’s Death or Total Disability. Executive’s employment shall automatically terminate upon Executive’s death and may be terminated by the Company for Total Disability (as defined below) upon thirty (30) days’ prior written notice to Executive, which notice, for the avoidance of doubt, may be given in advance of the expiration of the one hundred and twenty (120) consecutive days or the one hundred and fifty days (150) during any twelve (12) month period referenced in Section 5.5(b).

(a)    If Executive employment is terminated due to Executive’s death or Total Disability, the Company will pay all Accrued Obligations and will cease payment of any further wages, benefits or other compensation, and shall have no further payment obligations under this Agreement or otherwise, except as required by law.

(b)    For purposes of this Agreement, “Total Disability” means Executive is unable to perform the essential functions of Executive’s job, with or without a reasonable accommodation, for a period of (i) one hundred and twenty (120) consecutive days or (ii) any one hundred and fifty (150) days during any twelve (12) month period. Any question as to the existence of Executive’s Total Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified medical doctor mutually selected by the Company and Executive.

5.6    Termination due to a Change in Control.

(a)    If the Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment with Good Reason and during the period commencing three (3) months prior to a Change in Control and ending twelve months (12) following a Change in Control, in addition to the Accrued Obligations, in all cases subject to Executive’s execution and non-revocation of the Release in the time frame provided, the Company will (i) pay to Executive, as severance, a lump sum equal to one (1) times the sum of the Base Salary plus the Target Bonus for the year of termination, with payment on the next regular pay date following the sixtieth (60th) day after termination of employment; (ii) pay the cost of Executive’s COBRA premiums to continue group health insurance coverage for twelve (12) months if Executive or Executive’s dependents participate in the Company’s group health benefits plan and timely elect to continue participating in the group health plan under COBRA; (iii) cause one hundred percent (100%) of the unvested portion of any and all long-term incentive awards held by Executive as of the closing of such Change in Control (to the extent such awards are assumed or continued (in accordance with its terms) by the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be, in such Change in Control) to immediately vest and, if applicable, become exercisable (in the case of a long-term incentive award with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels); and (iv) extend the exercise period for the vested portion of any and all stock options held by Executive as of the termination date to the earliest to occur of the following: (A) the eighteenth (18th) month anniversary of the date of Executive’s termination, (B) immediately prior to the Company’s consummation of a Change in Control, or (C) the expiration date of each such option. Any provision contained in the agreement(s) under which such options were granted that is inconsistent with the exercise period extension as set forth herein is hereby modified to the extent necessary to provide for such extension. Notwithstanding anything herein to the contrary, the provisions of this Section are subject to the terms of the Plan which will govern in all cases. If Executive is terminated pursuant to this Section 5.6(a), the severance provisions of Section 5.2(b) and Section 5.3(c) will not apply; provided, however, if after the Company terminates Executive without Cause per Section 5.2 or Executive resigns for Good Reason per Section 5.3, it is determined such termination or resignation occurred during the period commencing three (3) months prior to a Change in Control, then the Company shall make a cash payment to Executive within sixty (60) days of the Change in Control equal to the amount Executive would have received under this Section 5.6(a) less any payment Executive already received by Executive under Section 5.2(b) or Section 5.3(c), and the Executive shall receive severance payments and benefits in total that equate to the provisions of this Section 5.6(a).

(b) For purposes of this Agreement, “Change in Control” shall have the same meaning as in the Plan.

6.    Miscellaneous Provisions.
6.1    Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under

Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the JAMS Employment Arbitration Rules; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. Issues of procedure, arbitrability, or confirmation of award will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The location for the arbitration shall be the Plano, TX area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall pay for all fees and costs of the Arbitrator, including any fees and costs that would not be incurred in a court proceeding. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.

6.2    Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

6.3    Entire Agreement. This Agreement, together with the exhibits attached hereto (including but not limited to the PRA), which are hereby incorporated by reference contains the entire agreement of the parties hereto relating to the employment of Executive by the Company and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. In the event of conflict between the terms of this Agreement and any equity or compensation award agreement, the terms of this Agreement shall govern.

6.4    Withholding Taxes. Parent and the Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
6.5    Supplements and Amendments. This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

6.6    Assignment. Except as expressly provided below, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. The Company may, without the prior written consent of Executive, assign its rights and obligations under this Agreement to any other corporation, firm or other business entity with or into which Parent or the Company may merge or consolidate, or to which Parent or the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, Parent or the Company; provided, however, that such assignment may be made without Executive’s prior written consent only if (a) such assignment has a valid business purpose and is not for the purpose of avoiding the Company’s obligations hereunder or Executive’s realization of the benefits of this Agreement and (b) the assignee expressly assumes in writing all obligations and liabilities to Executive hereunder. This Agreement shall be binding upon and inure to the benefit of Parent and the Company and their successors and permitted assigns. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s heirs, personal or legal representatives and beneficiaries.

6.7    Beneficiary in Event of Death. In the event of Executive's death, any payment or benefit to be paid to Executive per the terms of this Agreement as of, or due to, such death shall be paid to the Beneficiary. The "Beneficiary" will be the beneficiary or beneficiaries named by Executive in a written instrument that must be received by the Company prior to Executive's death. In the event there is no such named beneficiary, or no surviving named beneficiary, then the Beneficiary shall be the Executive's surviving spouse, or, if none, the Executive's surviving children per stirpes, or, if none, the Executive's estate.

6.8    No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

6.9    Severability. The provisions of this Agreement are severable, and if any one or more provisions may be judicially unenforceable and/or found invalid by a court of competent jurisdictions, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.
6.10    Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained herein.

6.11    Titles and Headings. The titles and headings of the various sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.
6.12    Attorney’s Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or to commence mediation or arbitration or other proceedings against the other party to enforce any of the terms or conditions of this Agreement, the court, mediator, or arbitrator shall award to the prevailing party in any such proceeding, the costs, fees and expenses (including attorneys’ fees) reasonably incurred by such party in connection with such proceeding.

6.13    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:    At Executive’s home address in accordance with the
Company’s records.
If to Parent or the Company: Katapult Holdings, Inc.
Katapult Group, Inc.

5204 Tennyson Pkwy, Suite 500
Plano, TX 75024
with a copy, which copy shall not constitute notice, to: legal@katapult.com or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.14    Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (such as DocuSign or AdobeSign), will have the same effect as physical delivery of the paper document bearing an original signature.

6.15    Section 409A.

(a)    This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment, except as permitted under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(b)    Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, Parent or the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” (as such term is defined under code Section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six months following Executive’s separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(c)    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (D) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

6.16    Government Agency Exception. Nothing in this Agreement or the PRA is intended to prohibit or restrict the Executive from: (i) making any disclosure of information required by process of law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (iii) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, this Agreement does not bar the Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC.

6.17    Acknowledgement of Full Understanding. Executive acknowledges and agrees that Executive has fully read, understands and voluntarily enters into this Agreement. Executive acknowledges and agrees that Executive has had an opportunity to ask questions and consult with an attorney of Executive’s choice before signing this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on the day and year first written above.

KATAPULT HOLDINGS, INC.

By:/s/ Orlando Zayas
Orlando Zayas, Chief Executive Officer

KATAPULT GROUP, INC.

By:/s/ Orlando Zayas
Orlando Zayas, Chief Executive Officer

EXECUTIVE:

By:/s/ Nancy Walsh
Nancy Walsh

[Signature Page to Employment Agreement]

Exhibit A

Indemnification Agreement

Exhibit A

Exhibit B

Confidentiality and Assignment Agreement

Exhibit B

Exhibit C

Form of Separation Agreement and General Release of Claims
This Separation Agreement and General Release Agreement (the “Agreement”) is made by and between Katapult Holdings, Inc., a Delaware corporation (“Parent”), Katapult Group, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation (the “Company”), and Nancy Walsh (“you”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, you and the Company entered into an Amended and Restated Employment Agreement (this “Agreement”), dated <<Enter Date>> (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, if either (i) the Company terminates your employment without Cause pursuant to Section 5.2 of the Employment Agreement, or (ii) you resign for Good Reason pursuant to Section 5.3 of the Employment Agreement, then the Company shall provide to you certain benefits set forth in this Agreement in exchange for your execution, return and non-revocation of, and compliance with, this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree as follows:

1.    Separation. Your last day of work with the Company and your employment termination date will be     (the “Separation Date”).

2.    Accrued Obligations. On the next regular payroll date following the Separation Date, the Company shall provide you with the Accrued Obligations (as defined in Section 5.1(a) of your Employment Agreement). You are entitled to these payments regardless of whether or not you sign this Agreement.

3.    Separation Pay. If you sign this Agreement, return it by the deadline specified below, and comply with its terms, the Company will provide you the severance benefits described in Section 5.2(b) of the Employment Agreement in accordance with, and subject to, the provisions of Section 5.2 and Section 6.14 of the Employment Agreement.

4.    Health Insurance. Your group health insurance will cease on the last day of the month in which your employment ends. At that time, you will be eligible to continue your group health insurance benefits at your own expense, subject to Section 5.2(b) of the Employment Agreement, the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. You will receive additional information regarding your right to elect continued coverage under COBRA in a separate communication.

5.    Tax Matters. The Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement. Other than the Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Section 409A of the Code).

6.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, benefits, or separation pay after the Separation Date. Thus, for any employee benefits sponsored by the Company not specifically referenced in this Agreement, you will be treated as a terminated employee effective on your Separation Date. This includes but is not limited to a 401(k) plan, life insurance, accidental death and dismemberment insurance, and short and long-term disability insurance.

7.    Expense Reimbursement. You agree that, within three (3) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8.    Return of Company Property. By the Separation Date or within seven (7) days, you agree to return to the Company all hard copy and electronic documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information (including email), tangible property (laptop computer, cell phone, PDA, etc.), credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). If you discover after the Separation Date that you have retained any Company proprietary or confidential information, you agree immediately upon discovery to contact the Company and make arrangements for returning the information.

9.    Post Employment Restrictions. You acknowledge your continuing obligations under your Confidentiality and Assignment Agreement (the “Proprietary Agreement”), which prohibits disclosure of any confidential or proprietary information of the Company and solicitation of Company employees and customers. A copy of your Proprietary Agreement is attached hereto as Schedule 2.

10.    Confidentiality. The existence of this Agreement and its provisions will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that you may disclose this Agreement in confidence: (a) to your spouse or partner; (b) to your attorney, accountant, auditor, tax preparer, and financial advisor, provided that such individuals first agree that they will treat such information as strictly confidential and that you agree to be responsible for any disclosure by any such individual as if you had made the disclosure; and (c) as necessary to enforce its terms or as otherwise required by law. You agree not to disclose the terms of this Agreement to any current or former Company employee.

11.    Non-disparagement. You agree not to disparage the Parent, the Company, and their officers, directors, employees, or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees not to disparage you in any manner likely to be harmful to you or your business or personal reputation; provided, however, that the Company’s obligation only applies to its officers and its members of the Board of Directors at the time of the Separation Date for the period such individuals are serving in such roles. Notwithstanding the foregoing, that statements which are made in good faith in response to any question, inquiry, or request for information required by legal process shall not violate this paragraph. Nothing in this restriction is intended to limit you or the Company from giving honest statements before an administrative agency investigating an alleged violation of discrimination laws.

12.    Release of All Claims. Except as otherwise set forth in this Agreement, you hereby release, acquit and forever discharge the Parent, the Company and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, and affiliates (the “Released Party” or “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; and New York Labor Law, New York City Human Rights Law, and the New York Human Rights Law; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an Employment Agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company.

Excluded from this Agreement are any claims (a) which by law cannot be waived in a private agreement between an employer and employee, and (b) arising out of rights under the Indemnification Agreement attached hereto as Schedule 3. Moreover, this Release does not prohibit you from engaging in the activities protected pursuant to Section 6.15 of the Employment Agreement. You do agree to waive your right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency your behalf arising out of or related to your employment with and/or separation from the Company.

13.    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have up to twenty-one (21) days from the date of this Agreement to execute this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect your ability to test the knowing and voluntary nature of this Agreement.

14.    No Actions or Claims. You represent that you have not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that you will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on your behalf, you will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.

15.    Employment Rights. You hereby waive any and all rights to employment or re- employment with the Company or any successor or affiliated organization (“Related Entity”). You agree that the Company and the Related Entities have no obligation, contractual or otherwise, to employ or re-employ you, now or in the future, either directly or indirectly, on a full-time, part-time, or temporary basis, including, but not limited to, utilizing your services as a temporary employee, worker, or contractor through any temporary service providers, vendors, or agencies.

16.    Acknowledgements and Representations. You acknowledge and represent that you have not suffered any discrimination or harassment by any of the Released Parties on account of your race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition, or any other characteristic protected by law. You acknowledge and represent that you have not been denied any leave, benefits or rights to which you may have been entitled under the FMLA or any other federal or state law, and that you have not suffered any job-related wrongs or injuries for which you might still be entitled to compensation or relief. You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Released Parties have ever owed to you, and you understand that you will not receive any additional compensation, severance, or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan.

17.    Medical Bills, Liens, and Other Potential Rights for Reimbursement

(a)    Responsibility for Satisfaction of All Liens. You represent and warrant that all bills, costs, or liens resulting from or arising out of any injuries and claims are your responsibility to pay. You agree to assume responsibility for satisfaction of any and all demands for payment, claims or liens of any kinds, that arise from or are related to payments made or services provided to you or on your behalf. You agree to assume responsibility for all expenses, costs, or fees incurred by you related to your alleged injuries and claims including without limitation, all Medicare conditional payments, subrogation claims, liens, or other rights to payment, relating to medical treatment or lost wages that have been or may be asserted by any health care provider, insurer, governmental entity, employer, or other person or entity. Further, you and your attorney (if any) will indemnify, defend and hold Released Parties harmless from any and all damages, claims, and rights to payment, including any attorneys’ fees, brought by any person, entity, or governmental agency to recover any of these amounts. If any governmental entity, or anyone acting on behalf of any governmental entity, seeks damages including multiple damages from Released Parties relating to payment by such governmental entity, or anyone acting on behalf of such governmental entity, relating to your alleged injuries and claims, you will defend and indemnify Released Parties and hold Released Parties harmless from any and all such damages, claims, liens, Medicare conditional payments, and rights to payment, including any attorneys’ fees sought by such entities.
(b)    Good Faith Resolution. This settlement is based upon a good faith determination of you and the Company to resolve any potential claims. You and the Company have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. Section 1395y(b). You and the Company have made every effort to adequately protect Medicare’s interest and incorporate such in the settlement terms.
(c)    Representation that Employee is Not a Medicare Beneficiary. You and your counsel (if any) warrant that you are not a Medicare beneficiary as of the date of this Agreement.
(d)    Representation that No Medicare Conditional Payments Exist. You and your counsel (if any) further represent and warrant that you are aware of no Medicare conditional payments that have been made on your behalf.

18.    No Admissions. By entering into this Agreement, the Parent and the Company make no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

19.    Code Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, no portion of the severance to be made under Section 3 hereof will be payable until you have a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The severance is otherwise subject to Section 6.15 of the Employment Agreement. This provision shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement or the Employment Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

20.    Arbitration. The arbitration provisions of Section 6.1 of the Employment Agreement shall apply to this Agreement. You and the Company agree that nothing in this Agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

21.    Miscellaneous. This Agreement, including Schedule 1, Schedule 2, and Schedule 3, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, or representations. You have entered into separate agreements with the Parent related to equity that will survive termination of your employment under this Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors, and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors, and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

KATAPULT HOLDINGS, INC.

By:/s/ Orlando Zayas
Orlando Zayas, Chief Executive Officer

KATAPULT GROUP, INC.

By:/s/ Orlando Zayas
Orlando Zayas, Chief Executive Officer

EXECUTIVE:
By:/s/ Nancy Walsh
Nancy Walsh

Exhibit C
[Signature Page to Separation Agreement and General Release of Claims]